Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

In order to settle as fully as possible all known and unknown claims I, Raymond Cook, might have against AeroVironment, Inc. (the “Company”) and all related parties, the Company and I agree as follows:

(A)                          Resignation:   The Company and I have agreed to terminate our employment relationship effective February 28, 2017 (the “Termination Date”).  My termination will be recorded as a voluntary resignation.  During the period from the execution of this Severance Agreement and General Release (this “Agreement”) and the Termination Date, the Company and I agree to work together to ensure an orderly transition of my duties to my successor, including closing out selected open action items as agreed upon between the Company and me.

(B)                           Consideration:  In return for the promises that I am making in this Agreement, and once this Agreement becomes irrevocable, the Company will provide me with the following special payments and benefits:

(i)                                  The Company will pay me a lump sum cash payment of $40,000, less all required withholdings.  The Company will also continue to pay me my current salary and employee benefits through the Termination Date.

(ii)                              If I re-execute this Agreement during the 21-day period beginning on the first day after my Termination Date, and do not revoke my re-execution of the Agreement as provided for in the boxed text at the end of this Agreement, the Company agrees to:

(1)                              Within three (3) business days after my re-execution of this Agreement becomes irrevocable, pay me an amount equal to the sum of (a) my annual base salary at the rate in effect as of the date of my initial execution of this Agreement less $40,000, or $300,000, plus (b) an amount equal to 65% of my target bonus amount for the Company’s 2017 Fiscal Year (“FY2017”) multiplied by a fraction, the numerator of which is the number of days elapsed in FY2017 through and including the Termination Date and the denominator of which is 365 (which amount would be $106,758.14 assuming the Termination Date of February 28, 2017), less applicable withholdings;

(2)                              Within three (3) business days after my re-execution of this Agreement becomes irrevocable, issue me a check in an amount equal to the after tax cost (i.e. full Tax Gross-up) of the sum of (a) twelve (12) months of COBRA premiums in effect as of February 2017 for medical, dental, hospitalization, prescription and vision coverage; (b) twelve (12) months of premiums for my Company-provided life insurance; and (c) $2,400 in lieu of long term disability insurance premiums.

My re-execution of this Agreement shall update the Agreement to waive any and all claims that may have accrued after I first executed this Agreement.

I acknowledge and agree that the payments and benefits described in this Paragraph (B) are not required under the Company’s normal policies and practice.  I further acknowledge and agree that I am not entitled to receive and will not claim any salary, bonus, incentive compensation (including any payment from the Long Term Incentive Compensation Plan) or other monetary payment or benefit of any kind (including any benefits potentially payable by the Company to me pursuant to that certain Severance Protection Agreement by and between me and the Company dated December 10, 2015) other than what is expressly provided for in this Agreement.

(C)                          Mitigation.  I will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment will be offset or reduced by the amount of any compensation or benefits provided to me in any subsequent employment, except as may be expressly provided elsewhere herein.

(D)                          Compensation and Benefit Plans:  Except as otherwise specified herein, I will cease to be eligible to participate under any stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate following my Termination Date.  Thereafter, I will have no rights under any plans.  I understand that I shall be solely responsible for applying timely for and for paying the premiums necessary under COBRA for continued medical, hospitalization, vision and prescription benefits following the Termination Date.

(i)                                  Qualified Plan Retirement Benefits:  I will retain my vested benefits under all qualified retirement plans of the Company, as determined under the official terms of those plans.

(E)                           Taxes:  The Company will report all payments due under this Agreement to tax authorities, and withhold taxes from them, as it determines it is required to do, e.g., as set forth above.

(F)                            Release:  I release (i.e., give up) all known and unknown claims that I presently have against the Company, its current and former, direct and indirect owners, parents, subsidiaries, brother-sister companies, and all other affiliates and related entities, and their current and former partners, employees, agents, and other related parties (collectively, the “Released Parties”), except claims that the law does not permit me to waive by signing this Agreement.  For example, I am releasing all common law contract, tort, or other claims I might have, as well as all claims I might have under the Age Discrimination in Employment Act (ADEA), the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(G)                         Challenge to Validity and Communication with Government Agency.  I understand that nothing in this Agreement:  (i) limits or affects my right to challenge the validity of this Agreement, including, without limitation, a challenge under the ADEA; (ii) in any way interferes with my right and responsibility to give truthful testimony under oath; or (iii) precludes me from participating in an investigation, filing a charge or otherwise communicating with any federal, state or local government office, official or agency, including, but not limited to, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, or the Securities and Exchange Commission.  However, I promise never to seek or accept any compensatory damages, back pay, front pay or reinstatement remedies for myself personally with respect to any claims released by this Agreement.

(H)                          Applicable Law:  This agreement is governed by Federal law and the laws of California.

(I)                                Representations and Promises:  The Company and I acknowledge and agree that:

(i)                                  Complete Agreement:  This Agreement is the entire agreement relating to any claims or future rights that I might have with respect to the Company and the Released Parties.  Once in effect, this Agreement is a legally admissible and binding agreement.  It shall not be construed strictly for or against me, the Company, or any Released Party.

(ii)                              Amendments:  This Agreement only may be amended by a written agreement that the Company and I both sign.

(iii)                          Representations:  When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement.  The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement but for the representations and promises I am making by signing it.  I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief now or in the future.  I have been paid all wages, compensation, benefits and other amounts that the Company or any Released Party should have paid me in the past.  I understand that the Company in the future may improve employee benefits or pay.  I understand that my old job may be refilled.  I have not been told that the Company or any Released Party ever will employ me in the future.

(iv)                          Reemployment:   I promise not to seek employment with the Company or any Released Party unless it asks me to do so in writing.

(v)                              No Wrongdoing:  This Agreement is not an admission of wrongdoing by the Company or any other Released Party; neither it nor any drafts shall be admissible evidence of wrongdoing.

(vi)                          Unknown Claims:  I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released.  I have not assigned or given away any of the claims I am releasing.

(vii)                      Effect of Void Provision:  If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it.  If this Agreement is cancelled, I will repay the consideration I received for signing it.

(viii)                  Consideration of Agreement:  If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement.  I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true.  The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement.

(ix)                          Confidentiality:  I have not disclosed and will never disclose the underlying facts that led up to the settlement evidenced by this Agreement, or the terms, amount, or existence of that settlement or this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement.  Such a person’s violation of this confidentiality requirement shall be treated as a violation by me.  This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if I notify the Company of a disclosure obligation or request within one day after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

(x)                              Return of Company Property:  By my Termination Date, I will return to the Company all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company or any Released Party in my possession or control.  I will clear all expense accounts, repay everything I owe to the Company or any Released Party, pay all amounts I owe on Company-provided credit cards or accounts (such as cell phone accounts), and cancel or personally assume any such credit cards or accounts.

(J)                              Nondisparagement:  I agree not to criticize, denigrate, or otherwise disparage the Company, any other Released Party, or any of their products, processes, experiments, policies, practices, standards of business conduct, or areas or techniques of research.  However, nothing in this subsection shall prohibit me from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law.

(K)                         Employment References:  I shall direct all prospective or subsequent employers to contact the Human Resources Department for employment references.  In the event of such inquiries to the Company about me, the Company shall provide, in accordance with its policy, only my dates of employment and my last position held.

(L)                           Cooperation.  I agree that, as requested by the Company, I will fully cooperate with the Company or any affiliate in effecting a smooth transition of my responsibilities to others.  Further, as requested by the Company, I will cooperate fully with the Company or its representatives in any investigation, proceeding, administrative review or litigation brought against the Company or any Released Party by any government agency or private party pertaining to matters occurring during my employment with the Company or any Released Party.  To the extent I incur out-of-pocket expenses (such as postage costs or telephone charges) in assisting the Company or any affiliate at its request, the Company will mail me a reimbursement check for those expenses within 15 days after it receives my request for payment, provided I submit satisfactory written substantiation of the claimed expenses.

(M)      Arbitration of Disputes:  The Company and I agree to resolve any disputes we may have with each other through final and binding arbitration.  For example, I am agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim.  I also agree to resolve through final and binding arbitration any disputes I have with any other Released Party who elects to arbitrate those disputes under this subsection.  Arbitrations shall be conducted by JAMS in accordance with its employment dispute resolution rules.  This agreement to arbitrate does not apply to government agency proceedings.  I acknowledge that I understand this section’s arbitration requirements and that arbitration would be in lieu of a jury trial.  Initials:  _/s/ RC___

(N)       Nondisclosure:  I acknowledge and agree that the Employee Proprietary Information, Trade Secret and Confidentiality Agreement (“Confidentiality Agreement”), which I signed in connection with the beginning of my employment with the Company, remains in full force and effect following my Termination Date.

(i)         Promise to Discuss Proposed Actions in Advance:  Before I disclose or use information or commence employment, solicitations, or any other activity that could possibly violate the promises I made in my Confidentiality Agreement, I promise that I will discuss my proposed actions with Melissa Brown, Vice President and General Counsel, who will advise me in writing whether my proposed actions would violate these promises.

(ii)        Injunctive Relief:  I further agree that the Company would be irreparably harmed by any actual or threatened violation of my Nondisclosure obligations, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT.  BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY SUGGESTS THAT YOU DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE.  TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS.  BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

JANUARY 5, 2017 IS THE DEADLINE FOR YOU TO DELIVER A SIGNED COPY OF THIS AGREEMENT TO MELISSA BROWN, VICE PRESIDENT AND GENERAL COUNSEL, AT 900 INNOVATORS WAY, SIMI VALLEY, CALIFORNIA 93065.  IF YOU FAIL TO DO SO, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING

SIGNED IT.  TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO MELISSA BROWN AT THE ABOVE ADDRESS BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT.  IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT, YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFITS DESCRIBED IN IT.

Date:	12/19/2016	/s/ Raymond Cook
Raymond Cook

Date:	12/19/2016	/s/ Wahid Nawabi
Wahid Nawabi

I am re-executing this Agreement in order to update the Agreement to waive any and all claims that may have accrued after I first signed this Agreement and to receive the additional benefits described in Paragraph (B)(ii) above.

Date:
Raymond Cook